Exhibit 10.1


                              EMPLOYMENT AGREEMENT


                               September 19, 2005




Eugene G. Banucci, Ph.D.
20 Shore Rd.
Danbury, CT 06810

Dear Gene:

      ATMI, Inc., a Delaware corporation (the "Company"), wishes to obtain and you wish to provide your services as an employee of the Company on the terms and subject to the conditions set forth herein. As used herein, the "ATMI Group" means the Company, Advanced Technology Materials, Inc., a Delaware corporation ("ATMI Sub"), and their respective subsidiaries and affiliates.

      This Agreement is intended to supersede your Employment Agreement with Advanced Technologies Materials, Inc., dated October 10, 1997 and any amendments thereto (the "Prior Agreement"). Upon the execution of this Agreement and the Novation Agreement included below, the Prior Agreement will be superseded and have no further effect.

      Accordingly, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and you intending to be legally bound agree as follows:

      1. Position and Responsibilities
         -----------------------------

      1.1 You shall serve as executive Chairman of the Board of Directors of the Company or such other position(s) with consultative or strategic guidance responsibilities as the Board of Directors of the Company (the "Board") may designate. You shall perform your duties at the Company's Danbury, Connecticut headquarters or at such other place as you and the Company shall mutually agree. You shall travel from time to time as reasonably required in connection with the performance of your duties. You shall report directly to the Board and as requested by the Board work at the direction of the CEO of the Company.

      1.2 Subject to Section 5, you will, to the best of your ability, devote your full business time and good faith efforts to the performance of your duties hereunder and to the business and affairs of the ATMI Group. You agree to perform such senior executive duties consistent with your position as may reasonably be assigned to you by the Board or the Board of Directors of ATMI Sub from time to time.

      1.3 You will duly, punctually and faithfully perform and observe any and all reasonable rules and regulations that the ATMI Group may now or shall hereafter establish (if and once communicated to you) governing the conduct of the ATMI Group's business and generally applicable to similarly situated employees or officers of the ATMI Group.

      2. Term of Employment
         ------------------

      2.1 The term of your employment shall commence on January 1, 2005 (the "Effective Date"), and end on June 5, 2008 (the "Term"), provided that your employment shall automatically terminate upon your death and may be terminated at any time as provided in and subject to the terms and conditions set forth in this Section 2.

      2.2 The Company shall have the right, on written notice to you specifying the reason, to terminate your employment:

      (a) immediately for Cause (as defined in Section 2.4), subject to the cure rights set forth in Section 2.4 below, or

      (b) subject to Section 2.5 hereof, at any time without Cause, or

      (c) in the event of your total disability meaning that, in the reasonable determination of the Board, a mental or physical condition renders you unable or incompetent to carry out the essential functions of your position (with reasonable accommodation to the extent required pursuant to the Americans with Disabilities Act) for a period of ninety (90) consecutive days; provided that, if the ATMI Group's long-term disability ("LTD") program now or later requires a disability to continue for more than 90 days to be eligible for LTD benefit coverage, you shall be allowed to take unpaid leave of absence in lieu of termination under Section 2.2(b) or (c) until such time as you qualify for LTD benefits if such leave will enable you to so qualify.

      2.3 You shall have the right to terminate your employment for "Good Reason," which shall mean a resignation of your employment following: (a) any reduction in your Base Salary under Section 3.1 below; (b) any other material breach by the Company of any of its obligations to you under this Agreement; (c) any relocation of your primary place of employment more than 50 miles without your consent; or (d) any failure of the Company to have any successor to all or substantially all of the business and properties of the Company assume all of the liabilities and obligations of the Company under this Agreement (and any stock option or restricted stock agreement referred to herein, unless such awards have fully vested) provided, in each case, that a prior written notice specifying the reasons within one hundred eighty (180) days after such breach, and an opportunity to cure such breach (if curable), shall be afforded the Company and "Good Reason" shall exist only if the Company shall fail to cure such breach within thirty (30) days after its receipt of such prior notice.

      2.4 The term "Cause" shall mean (i) your conviction of or plea of nolo contendere with respect to any crime constituting a felony in the jurisdiction involved (whether or not involving the ATMI Group but excluding traffic offenses which do not bring you or the ATMI

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

Group into disgrace or disrepute); (ii) your engaging in any wrongful act or act of moral turpitude that would be reasonably likely to materially harm the business or reputation or business relationships of the ATMI Group or yourself;
(iii) willful misconduct or gross neglect in the performance of your duties;
(iv) any willful failure or refusal to perform such duties as may reasonably be assigned to you by the Board or the Board of Directors of ATMI Sub pursuant to this Agreement; or (v) a material breach by you of any provision of this Agreement or the published policies of the ATMI Group, as amended from time to time; provided, however, that with respect to clauses (ii), (iii), (iv) or (v), you shall have received written notice from the Company setting forth the alleged act or failure to act constituting "Cause" hereunder, and, if such act or failure to act is susceptible of cure, you shall not have cured such act or failure to act within thirty (30) days of such notice. For purposes of this
Section 2.4, an action or inaction shall not be treated as "willful misconduct" if authorized by the Board of Directors of the Company or taken in the good faith belief that it was in, or not opposed to, the best interests of the ATMI Group.

      2.5 Subject to Section 2.7 and in addition to any amounts specified in
Section 2.8, in the event of the termination of your employment due to your death, due to your total disability (pursuant to Section 2.2(c)), by the Company without Cause (pursuant to Section 2.2(b)), or by you for Good Reason (pursuant to Section 2.3): the Company shall pay to you or your estate (as the case may
be) (i) your Base Salary at the time of termination for the remainder of the Term and (ii) if you elect COBRA continuation of your medical or dental insurance benefits, the Company shall pay the premiums associated with such benefits on the same basis the Company would have paid such premiums during such period had you continued to be an active employee of the Company until the earlier of (a) such time as you are ineligible for COBRA coverage; or (b) June 5, 2008. The amounts described in clause (i) above shall be payable in a lump sum within 60 days of the termination of your employment.

      2.6 Subject to Section 2.7, in the event of the termination of your employment pursuant to either Section 2.2(b) or Section 2.3 within 548 days after a "change in control" of the Company, (a) (i) unless the Board determines otherwise pursuant to clauses (ii) or (iii) of Section 10 of the ATMI, Inc. 2003 Stock Plan (the "2003 Plan") (relating to the Board's discretion to cash out or require the exercise of all vested and unvested options in connection with the change in control) or a comparable provision of any other plan, which in no event may cause the forfeiture of unvested options, all stock options held by you to purchase shares of the Company common stock shall become fully vested and immediately exercisable and shall remain exercisable for no less than one year after such termination, notwithstanding the vesting and exercise provisions of any stock option award agreement concerning such options but subject to the expiration date provided in such option agreement without regard to a termination of employment, and (ii) all restricted stock issued to you in connection with your employment shall be fully vested notwithstanding the vesting provisions of any restricted stock agreement concerning such restricted stock; and (b) you will be entitled at a minimum to the target amount under any bonus plans then in effect as if fully earned. The amounts described in clause
(b) above shall be payable within two and one half months after the end of the year in which your employment with the Company terminates. To the extent that the vesting of all or some of your restricted stock, as provided in the preceding sentence, is not permitted under Section 7.3 of the 2003 Plan or a comparable provision of any other plan under which such shares are granted, such shares shall not vest. In lieu thereof, the Company will pay you within ten (10) days after your

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

termination of employment an amount in cash equal to the fair market value as of the date of your termination of employment of those restricted shares that do not vest, determined pursuant to Section 6.1(c) of the 2003 Plan or a comparable provision of any other plan under which such shares are granted. Benefits payable under this Section 2.6 or Section 2.5 or Section 2.8 upon or following a change in control may subject you to an excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code. The Company will reimburse you for any such excise tax imposed on a "fully grossed up basis," such that you will receive the same net amount (after payment of all income, employment and excise taxes imposed with respect to such benefits and such tax reimbursements, and of any interest or penalties relating to any such excise taxes or to the income tax due on any such tax reimbursements (other than interest or penalties arising as a result of your failure to timely pay such excise or income taxes with respect to which you had previously received reimbursement)) as you would have received if such excise tax had not been imposed in the first place. Any such reimbursement by the Company shall be payable as soon as practicable after liability for the excise tax is determined but in no event later than two and one half months after the end of the year in which your employment with the Company terminates. For purposes of this Section 2.6, a "change in control" of the Company shall be deemed to have taken place if: (i) a third person, including a "person" as defined in Section 13(d)(3) of the Securities Exchange Act, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of the directors of the Company; (ii) as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets or one or more contested elections, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company immediately prior to the Transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company; (iii) the sale of all or substantially all of the assets of the Company (on a consolidated basis) in one or more related transactions to a person other than such a sale to a subsidiary of the Company which does not involve a change in the equity holdings of the Company; or (iv) the following individuals cease, for any reason (other than an act of God), to constitute a majority of the number of directors of the Company then serving: individuals who, on the Effective Date, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment or election or nomination for election was previously so approved.

      2.7 As a condition to your receipt of any payments and benefits provided for in Section 2.5, you (or, in the event of your death, your representative) must timely execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of or related to your employment (subject to the limitations set forth in this Section 2.7), provided that such requirement shall not apply after a change in control of the Company as defined in Section 2.6 above. The form and terms of such release shall not be unreasonable, and shall be no less favorable to you than those applied to any other executive officer of the Company during the preceding two year period. Such release shall not require you

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

to waive any payments or benefits due or other rights upon termination pursuant to Section 2.2(b) or Section 2.3 as expressly provided in this Agreement or in respect of stock options, restricted stock or benefit plans and arrangements as expressly provided in this Agreement, or, as expressly provided in the applicable documents governing such plans or arrangements. The terms of such release shall not be inconsistent with the terms of this Agreement, and shall not impose any financial, non-compete or non-solicit obligations or conditions on you that are not already expressly imposed by this Agreement.

      2.8 Upon termination of your employment for any reason, (i) you shall be entitled to receive accrued salary to the date of termination of employment plus any previously awarded but not yet paid bonus for any completed fiscal year;
(ii) you shall be entitled to reimbursement for business expenses incurred through the date of termination consistent with and subject to the Company's policies and the terms of this Agreement; and (iii) your rights under employee benefits plans and arrangements of any members of the ATMI Group shall be determined in accordance with the provisions of such plans and arrangements and applicable law except to the extent this Agreement expressly provides otherwise. Upon termination of your employment, you shall not be entitled to any other payment or compensation from any member of the ATMI Group in respect of your employment or the termination thereof except (in the case of termination due to your death or pursuant to Section 2.2(b), 2.2(c), or 2.3) as provided in Sections 2.5 and 2.6 (if applicable). No later than ten (10) days after the date of termination of your employment for any reason, you (or your representative) shall return to the Company all records and other personal property of the ATMI Group in your possession or control, including all confidential, proprietary or trade secret information of the ATMI Group but you shall not be required to return copies of this Agreement, any other agreements between you and any member of the ATMI Group and any materials describing the benefit plans or arrangements in which you are participating.

      2.9 You shall have no duty to mitigate the severance amounts or any other amounts payable to you hereunder, and such amounts shall not be subject to reduction for any compensation or benefits received by you from employment in any capacity or other source following the termination of your employment with the ATMI Group.

      3. Compensation
         ------------

      3.1 The Company shall pay to you for the services to be rendered hereunder a Base Salary at an annual rate of $450,000. Such Base Salary shall be payable periodically in conformity with the Company's payroll practices for executives as modified from time to time but not less frequently than monthly. Such Base Salary may be increased but not decreased from time to time as determined by the Company in its discretion (such base salary as it is so increased, your "Base Salary").

      3.2 You shall be entitled to participate in the ATMI Management Incentive Compensation Plan and any other incentive compensation programs for similarly situated executives of the ATMI Group. For calendar year 2005, you will have an incentive compensation ("IC") award opportunity with a target of 70% of Base Salary (threshold of 35%; stretch of 140%). For calendar year 2006, you will have an IC award opportunity with a target of 50% of Base Salary (threshold of 25%; stretch of 100%). For calendar year 2007, you will have

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an IC award opportunity with a target of 30% of Base Salary (threshold of 15%;
stretch of 60%). For January 1, 2008 through June 5, 2008, you will have an IC award opportunity with a target of 30% of Base Salary (threshold of 15%; stretch of 60%), prorated for the period January 1 to June 5, 2008. In connection with this incentive compensation opportunity, it is expected that you will receive a letter on or about January 1 of each year, reflecting your MBO goals for such year. The actual amount of any incentive compensation award to you will be in the discretion of the Board of Directors of the Company or an appropriate committee thereof. It is expected that any IC awarded to you each year will be comprised of two parts. The first will be based on tasks or objectives assigned annually and measured by the Company's CEO. The second will be based on your performance as Chairman of the Board or on other duties assigned by the Board and will be measured by the Compensation Committee of the Board.

      3.3 The Company's Compensation Committee has determined to grant to you as of the Effective Date, the following LTI grant pursuant to the ATMI 2003 Stock
Plan: (i) an option to purchase 20,196 shares of Company common stock at an exercise price equal to the closing price on that day in the form of Annex A (the "Option Grant Agreement"); and (ii) an award of 15,535 shares of restricted stock in the form of Annex B (the "Restricted Stock Grant Agreement"), which shall each be subject to Section 2.6 above.

      3.4 The Company's Compensation Committee has determined to grant to you as of the Effective Date, the following Founder's Grant pursuant to the ATMI 2003 Stock Plan: an award of 88,871 shares of restricted stock in the form of Annex C (the "Director's Restricted Stock Grant Agreement"), which shall be subject to
Section 2.6 above.

      4. Other Benefits
         --------------

      4.1 You shall be entitled to vacation in accordance with the vacation policy of the ATMI Group applicable to similarly situated executives as the same may be in effect from time to time, but no less than four weeks per year, without loss of compensation or other benefits to which you are entitled under this Agreement, to be taken at such times as you may reasonably select with carryover to the extent permitted by Company policy.

      4.2 You will be eligible to participate in all other employee benefits and perquisites generally available to similarly situated officers or employees of the ATMI Group, as the same may be in effect from time to time.

      4.3 The Company will reimburse you up to a maximum amount of $40,000 for tax, financial and legal professional fees incurred by you during calendar year 2005 in connection with this Agreement, subject to federal, state and local tax withholding. During the Term, the Company will reimburse the costs of a country club membership to the extent previously reimbursed by the Company.

      4.4 Subject to Section 2.5, unless this Agreement is terminated by the Company for Cause or by you without Good Reason, following June 5, 2008 the Company, at the discretion of the Compensation Committee, may assist you in securing health insurance coverage through the age of 70, including under the ATMI, Inc. Flexible Benefit Plan (the "Health Plan"), if then in place, or any other group health plan that ATMI may offer to its executives from time to time to

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

the extent the Health Plan or such other plan, as then in effect, provides for such post-termination coverage. You will be responsible for the entire cost of any such coverage.

      4.5 You shall be eligible to receive additional compensation, including grants of employee stock options or restricted stock, as determined by the Compensation Committee of the Board of Directors of the Company in its discretion.

      4.6 You shall be entitled to be reimbursed for all reasonable and necessary expenses incurred in connection with the performance of your duties hereunder provided that you shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policy from time to time adopted by the Company or ATMI Sub.

      4.7 All compensation payable to you in connection with your employment hereunder shall be subject to all legally required and customary withholdings.

      5. Other Activities During Employment
         ----------------------------------

      5.1 Except with the prior written consent of the Board, which consent shall not be unreasonably withheld, you will not during the term of this Agreement undertake or engage in any other employment or occupation. This provision shall not be deemed to preclude membership on the Board of Zygo Corporation, membership in professional societies, lecturing or the acceptance of honorary positions, or participation in charitable and other community activities that are in any case incidental to your employment by the Company, which are not adverse or antagonistic to or competitive with the ATMI Group, its business or prospects, financial or otherwise and are consistent with your obligations regarding the confidential, proprietary and trade secret information of the Company and its subsidiaries and affiliates.

      5.2 Subject to Section 5.3, during the term of your employment by the Company, except on behalf of the ATMI Group, you will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative or otherwise, provide services to or have a financial interest in any other person, corporation, firm, partnership or other entity whatsoever that directly competes with the ATMI Group, in any part of the world, in any line of business engaged in (or planned to be engaged in) by the ATMI Group.

      5.3 Notwithstanding the foregoing, this Section 5 shall not prohibit you from owning (i) as a passive investor only, an aggregate of not more than one percent (1%) of the total stock or equity interests or publicly-traded options to purchase stock of any publicly-traded company or partnership (and employee stock options of a former employer currently held by you), or (ii) stock or equity interests owned in publicly-available mutual funds or other similar investment vehicles.

      6. Former Employment
         -----------------

      6.1 You represent and warrant that your employment by the Company and performance of your obligations hereunder will not conflict with any agreement to which you are a party.

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      6.2 You agree that you will not wrongfully use any confidential information obtained from any prior employment or service relationship in connection with your employment by the Company.

      7. Confidentiality
         ---------------

      7.1 You recognize that during the course of your employment hereunder, you will have access to confidential and proprietary information, including, but not limited to, business documents or information, research and marketing data, customer lists, computer programs, processes, techniques, know-how, trade secrets, formulae, manufacturing processes and inventions, as well as certain information concerning employees, partners or customers of the ATMI Group. This information shall be known as "Confidential Information" and shall include all information described in the preceding sentence, whether previously existing, now existing or arising hereafter, whether conceived or developed by others or by you alone or with others, and whether or not conceived or developed during regular business hours. Confidential Information does not include information that is publicly known or generally known within the ATMI Group's industry in either case without wrongful disclosure by you.

      7.2 Subject to Section 7.4, you will not, either during the term of your employment with the Company or thereafter, remove, disclose or cause the disclosure of any Confidential Information except as removal or disclosure may be required or appropriate in connection with your work for the Company. You will take all reasonable steps necessary to ensure that Confidential Information in your possession will not become known to third parties without the Company's prior approval except in the proper conduct of your duties.

      7.3 You will not, either during the term of your employment with the Company or thereafter, directly or indirectly, without authorization which after your term of employment shall be in writing, use or cause or permit the use of Confidential Information either for your own benefit or for the benefit of anyone other than the ATMI Group.

      7.4 The provisions of this Section 7 shall not prohibit you from disclosing Confidential Information to the extent required by law or regulation or any court order or any government or administrative agency order provided that, in the event that any such disclosure is required, you give the Company prompt notice thereof and cooperate as reasonably requested by the Company with any actions to limit or prevent such disclosure or to obtain a protective order or similar arrangement.

      8. Post-Employment Activities
         --------------------------

      8.1 You understand and acknowledge that the provisions of this Section 8 are necessary to protect the legitimate business interests of the ATMI Group and are fair and reasonable for numerous reasons, including your receipt of the consideration expressed in this Agreement. In addition, as a result of your executive position with the Company, you will have access to significant confidential, proprietary or trade secret information of the ATMI Group, so that, if you were employed by a competitor of the ATMI Group, there would be a substantial risk to the ATMI Group of your use of its confidential, proprietary or trade secret information. Likewise, you acknowledge that given your access to confidential and proprietary information of

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

the ATMI Group and access to the employees and customers of the ATMI Group, solicitation of employees and other activities of the type described in this Section could be particularly damaging to the ATMI Group. Based on the foregoing, for a period of twenty-four (24) months following the later of (i) termination of your employment with the Company and (ii) termination of your membership on the Board of Directors of the Company, absent the prior approval of the Company's Board of Directors, you will not directly or indirectly:

      (a) render any services to, or engage in any activities for, any other person, firm, corporation or business organization which is a supplier of specialty materials to the semiconductor industry, which services or activities relate to any product, process, technology or service in existence or under development which substantially resembles or competes with a product, process, or service of the ATMI Group in existence or under development;

      (b) solicit, induce or encourage any employee of the ATMI Group to leave his or her employ or offer or cause to be offered employment to any person who is or was employed by the ATMI Group at any time during the six (6) months prior to the termination of your employment with the ATMI Group; the foregoing does not apply to employees who have been terminated by the ATMI Group or to your use of general advertising which is not specifically directed at ATMI Group employees;

      (c) entice, induce or encourage any of the ATMI Group's other employees or any other person or entity to engage in any activity which, were it done by you, would violate any provision of this Section 8; or

      (d) otherwise wrongfully interfere with or disrupt the business or activities of the ATMI Group.

      8.2 Upon your written request to the Company specifying the activities proposed to be conducted by you, the Company may in its discretion, subject to the concurrence of the Board, give you written approval(s) to engage personally in any activity or render services referred to in Section 8.1 upon receipt of written assurances (satisfactory to the Company and its counsel in their discretion) from you and from your prospective employer(s) that the integrity of the provisions of Section 7 and Section 8.1 will not in any way be jeopardized or violated by such activities; provided, however, the burden of so establishing the foregoing to the satisfaction of the Company and said counsel shall be upon you and your prospective employer(s).

      9. Remedies Your duties under Section 7 and Section 8 shall survive termination of your employment with the Company. You acknowledge and agree that any breach by you of any of the provisions of Section 7 or Section 8.1 of this Agreement will result in irreparable and continuing damage to the Company and that a remedy at law for any breach or threatened breach by you of the provisions of Section 7 or Section 8.1 would be inadequate, and you therefore agree that the Company shall be entitled to temporary, preliminary and permanent injunctive relief in case of any such breach or threatened breach, without any requirement of proving actual damages or posting of bond. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy available to it at law or in equity, the parties having agreed that all remedies are cumulative.

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

      10. Miscellaneous
          -------------

      10.1 This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger, consolidation or other business combinations and any assignee of all or substantially all of its business and properties or the business or properties of the Company or any subsidiary or division thereof, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or you. The foregoing shall not limit the entitlement of your estate upon your death (or your legal representative in the event of your disability) to enforce your rights hereunder (including but not limited to your right to payment of amounts provided hereunder) in accordance with the terms hereof.

      10.2 In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, the parties expressly agree that a court may rewrite and modify such provisions so as to be enforceable to the fullest extent compatible with the applicable law as it shall then appear.

      10.3 All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

      If to the Company:

            ATMI, Inc.
            7 Commerce Drive
            Danbury, CT  06810
            Facsimile No.: (203) 792-8040
            Attention:  Daniel P. Sharkey, CFO

      If to you:

            Eugene G. Banucci
            20 Shore Rd.
            Danbury, CT 06810
            Facsimile No.:

      10.4 This Agreement may be waived only by a writing signed by the waiving party. If either party shall waive any breach of any provision of this Agreement, such party shall not

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

thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

      10.5 The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

      10.6 This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed wholly within such jurisdiction. Any controversy arising out of or relating to this agreement or the breach hereof shall be settled exclusively by arbitration in the City of New York or in the State of Connecticut, pursuant to the rules and administration of JAMS. Such arbitration shall be conducted before a single arbitrator who is a retired judge of the United States District Court. The parties shall agree upon such arbitrator and the city in which the arbitration will take place no later than 30 days after the initiating party delivers to the other party written notice of its intention to arbitrate, which notice shall contain a detailed statement setting forth the nature of the dispute, the amount involved and the remedy sought. If the parties are unable to agree on an arbitrator by such date, JAMS shall appoint an arbitrator who is a retired judge of the United States District Court. If the parties are unable to agree on a location by such date, the arbitration shall take place at JAMS' offices in New York, New York. Judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of paragraph 7, 8 or 9, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. Any decision rendered by the arbitrator shall be conclusive and binding upon the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The parties hereto agree that any arbitral award may be enforced against the parties or their assets wherever they may be found. With regard to the adjudication of any suit, action or legal proceeding brought before a court in accordance with the terms of this paragraph, each party hereby agrees to accept the non-exclusive jurisdiction of the courts of the State of Connecticut, and those of the United States of America situated in the State of Connecticut, and each party hereby irrevocably
(1) agrees that any such suit, action or other legal proceeding may be brought in any Connecticut or United States federal court located in Connecticut; (2) consents to the jurisdiction of each such court in any such suit, action or legal proceeding; (3) waives any objection which it may have to the laying of venue of any such suit, action or legal proceeding in any of such courts; and
(4) agrees that Connecticut is the most convenient forum for litigation of any such suit, action or legal proceeding.

      10.7 This Agreement, together with the Option Grant Agreement, the Restricted Stock Grant, the Director's Restricted Stock Grant Agreement and the Proprietary Information and Inventions Agreement represent the entire agreement of the parties with respect to the subject matter hereof and thereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the Company and you with respect to the matters covered hereby.

      10.8 This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which

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

together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

      10.9 You acknowledge that you had the opportunity to have this Agreement reviewed by an attorney prior to your execution of this Agreement.

      10.10 You will be entitled to full indemnification with respect to any and all claims and liabilities (and all related legal fees and expenses reasonably incurred by you or on your behalf) asserted against you in your capacity as an officer or director of the Company or ATMI Sub or any member of the ATMI Group to the maximum extent provided in their charter documents as amended from time to time, copies of which (as to the Company and ATMI Sub) have been provided to you, and in accordance with Delaware law. You will be entitled to coverage as an officer of the Company and ATMI Sub pursuant to director and officer liability insurance coverage obtained by members of the ATMI Group on the same basis as such coverage is made available to similarly situated officers of ATMI Group companies.

      If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this letter.

                                    ATMI, INC.



                              By:   ______________________________________
                                    Name:
                                    Title:

Accepted and agreed


________________________
Eugene G. Banucci
Date: September 19, 2005


NOVATION AGREEMENT

Advanced Technology Materials, Inc., a Delaware corporation, agrees and accepts that the Employment Agreement, dated October 10, 1997, between Advanced Technology Materials, Inc. and Eugene G. Banucci and any amendments thereto are hereby superceded and of no further force and effect.

      Advanced Technology Materials, Inc.


By:   _____________________________
      Name:
      Title:



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